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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:            Media Contact:                Agency Contact:
Etta West                    John Sawyer                   John DeWitt
etta_west@jdedwards.com      john_sawyer@jdedwards.com     dewittj@fleishman.com
303-334-4772                 303-334-2558                  212-453-2352

ROBERT M. DUTKOWSKY JOINS J.D. EDWARDS AS PRESIDENT AND CEO; C. EDWARD McVANEY RETIRING

DENVER, JANUARY 3, 2002 -- J.D. Edwards & Company (NASDAQ: JDEC) today announced that its Board of Directors has appointed Robert M. Dutkowsky as president and chief executive officer, replacing C. Edward McVaney, the Company's founder and long-time leader, who is retiring. Dutkowsky, 47, joins J.D. Edwards from Teradyne, Inc., where he was president of its Assembly Test Division. Previously he had been chairman, president, and chief executive officer of GenRad, Inc., which was acquired by Teradyne in October 2001.

"Bob brings a wealth of expertise and insight to J.D. Edwards, and the managerial experience the Company needs to capitalize aggressively on its strengths," said McVaney. "His tenure in our industry, plus the breadth of his experience, make him the ideal choice for leading J.D. Edwards prominently into the future."

Prior to joining GenRad in 2000, Dutkowsky was with EMC, where he served as executive vice president responsible for global sales, marketing, alliances and customer service. He was named president of Data General in 1999, when it was acquired by EMC. Previously, Dutkowsky held positions of increasing management responsibility at IBM during his 20-year tenure. After an assignment as executive assistant to IBM chairman, president and CEO Lou Gerstner, he served as vice president of distribution for IBM Asia Pacific and as vice president of worldwide sales and marketing for IBM's RS6000 Division. Dutkowsky joined IBM in 1977, on completion of his Bachelor of Science degree in Industrial and Labor Relations at Cornell University.

Dutkowsky joins a strong leadership team. Hank Bonde continues as Chief Operating Officer, and Rick Allen remains Chief Financial Officer. McVaney will remain a member of the board of directors and will retain the chairman's position until the company's Annual Meeting of Stockholders in March 2002, at which time Dutkowsky will assume the additional duty of chairman of the board.

"J.D. Edwards is uniquely well positioned and well equipped for industry leadership," Dutkowsky said. "In terms of management depth, customer commitment, market focus and product power, I can't think of another company in our industry that's in a better position. It's an exciting company, and an exciting time to be coming aboard. I'm looking forward to working with the J.D. Edwards team, and to contributing to our continuing success."

"J.D. Edwards has maintained a leadership position in the software industry by focusing on customers, solutions and customer service," McVaney said. "I am confident that Bob will build on J.D. Edwards' core values, market focus, and product excellence to lead the Company forward into a bright future. What this means for me personally is that I can move on to a new phase of life, confident that I am leaving J.D. Edwards in excellent shape and in very capable hands."

About J.D. Edwards & Company

J.D. Edwards (Nasdaq: JDEC) is a leading provider of agile, collaborative solutions for the connected economy. The Company's open solutions give organizations the freedom to choose how they assemble their internal



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applications and how they collaborate with partners and customers across the supply chain to increase competitive advantage. Founded in 1977, J.D. Edwards is headquartered in Denver, CO. Additional information can be obtained by contacting the Company via the Internet at www.jdedwards.com or at 1-800-727-5333.

NOTE TO EDITORS: For digital photos and biographies of Mr. Dutkowsky and Mr. McVaney, go to http://www.jdedwards.com/biographies/

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